Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Experience Investments Corp. on Form S-1 of our report dated June 26, 2019, which includes an explanatory paragraph as to the Experience Investment Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of Experience Investments Corp. as of June 14, 2019 and for the period from May 24, 2019 (inception) through June 14, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 23, 2019